EXECUTION VERSION

HCP, INC.,

as Lender,

and

EMERITUS CORPORATION,

as Borrower

LOAN AGREEMENT

Dated as of: October 31, 2012

DOCUMENT PREPARED BY:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Harris B. Freidus

TABLE OF CONTENTS

i

ii

Section 10.27	Counterparts	39
Section 10.28	Consents and Approvals	39
Section 10.29	Effectiveness of Facsimile Documents and Signatures	40
Section 10.30	Venue	40

iii

LOAN AGREEMENT

This Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 31, 2012 by and between HCP, INC., a Maryland corporation, as lender (together with its successors and permitted assigns “Lender”) and Emeritus Corporation, a Washington corporation , as borrower (“Borrower”).

RECITALS

A.  Borrower has requested, and Lender has agreed, that Lender shall make a loan available to Borrower subject to all of the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions

.  As used herein, the following terms have the meanings indicated:

“Affiliate” means, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person.   Without limiting the generality of the foregoing, when used with respect to any corporation, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of voting security or equity interests of such corporation, (ii) any Subsidiary of such corporation and (iii) any Subsidiary of a Person described in clause (i).

“Agreement” has the meaning assigned in the preamble to this Agreement.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1, et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701, et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

 “Assignment of Leases and Rents” means the Assignments of Leases and Rents, dated the date hereof, executed by Borrower for the benefit of Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Award” has the meaning assigned in Section 3.5.

“Borrower” has the meaning assigned in the preamble to this Agreement.

“Borrower Controlling Person” means any (i) Person(s) which, directly or indirectly (including through one or more intermediaries), controls Borrower, including any partners, shareholders, principals, members, trustees and/or beneficiaries of Borrower to the extent the same control Borrower, and (ii) Person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Person that would constitute a Controlling Person pursuant to the foregoing clause (i).

“Borrower’s Knowledge” means the actual knowledge of Borrower without inquiry or investigation other than reasonable inquiry of the current operator of the Projects.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

“Casualty” has the meaning assigned in Section 3.4(a).

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all real and personal property with respect to which Liens in favor of Lender are executed, identified or purported to be granted pursuant to the Loan Documents and includes, without limitation, all of Borrower’s right, title and interest in, to and under all personal property, real property, and other assets that arise from, are used in connection with, are related to or are located at the Projects, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower (including all personal property and other assets owned or acquired under any trade names, styles or derivations thereof), and whether owned or consigned by, or leased from, Borrower, and regardless of where located.

“Commercial Lease” means a non-residential Lease.

“Condemnation” has the meaning assigned in Section 3.5.

“Condemnation Threshold” means $500,000 with respect to any Condemnation proceeding, not to exceed $1,000,000 in the aggregate in any calendar year.

“Contract Rate” means a rate of interest equal to the lesser of (a) (i) with respect to the first Loan Year, six and one-tenths percent (6.1%) per annum, (ii) with respect to the second Loan Year, six and four-tenths percent (6.4%) per annum, (iii) with respect to the third Loan Year, six and six-tenths percent (6.6%) per annum, and (iv) with respect to the fourth Loan Year, six and eight-tenths percent (6.8%) per annum, and (b) the maximum rate of interest allowed by applicable Law.

“Control”, “controls”, “controlled by” and “under common control with”, as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements (which shall be netted against any amount received by such Person under such an agreement during the same period) and, provided further, that the payment made on the Closing Date with respect to the first year of such a contract shall not be included, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the then-applicable Contract Rate.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Environmental Laws” means any and all applicable federal, state, municipal and local laws, statutes, ordinances, rules, regulations, binding and enforceable guidance or policies, orders, decrees, judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of  any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

“Event of Default” has the meaning assigned in Section 8.1.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

 “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act and the regulations promulgated pursuant to such act.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Projects.

“Governmental Authority” means any court, board, agency, administrative body, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction and enforcing regulatory control over the Projects or Borrower (including, without limitation, any of the foregoing having jurisdiction over the ownership, operation, use or occupancy of any Project).

“Ground Lease” means that certain Agreement of Lease, dated as of August 11, 1998, by and between Ground Lessor and Ground Lessee (successor-in-interest to Baltimore NCH Assisted, L.L.C.), together with all amendments, modifications, supplements, extensions and assignments thereto.

“Ground Lessee” means Borrower, in its capacity as the lessee under the Ground Lease.

“Ground Lessor” means W.S. Baer Corporation (or its successor-in-interest) as the ground lessor under the Ground Lease.

 “Hazardous Substances” means, collectively, any petroleum, petroleum product or byproduct or any dangerous, toxic or hazardous substance, material or waste regulated or listed pursuant to any Environmental Law, but excluding pharmaceuticals and other health care products to the extent such pharmaceuticals and products: (i) are related to the Primary Intended Use; (ii) would not be considered “waste” under any Environmental Law other than “solid waste”; and (iii) are used in the ordinary course of business consistent with the Primary Intended Use and in compliance with Health Care Requirements.

“Health Care Requirements” means, with respect to each Project, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, standards, policies, judgments, decrees and injunctions or agreements, in each case regulating the establishment, construction, ownership, operation, use or occupancy of such Project or any part thereof for its Primary Intended Use and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Governmental Authorities as pertaining to such Project.

“Impositions” means, collectively, all taxes, including capital stock, franchise, gross margins and other state, municipal and local taxes; ad valorem, sales, use, single business, gross receipts, net worth, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character, in the case of each of the foregoing, of Borrower, in respect of the Projects (including with respect to any tax parcel of which all or any portion of any Project comprises any portion thereof), and all interest and penalties thereon attributable to any failure in payment by Borrower, which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Borrower or Borrower’s interest in the Projects, (ii) the Projects or any parts thereof, or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Projects or the leasing or use of the Projects or any parts thereof.

“Incorporated Provisions” has the meaning assigned in Section 1.4.

“Indebtedness” means all payment obligations of Borrower to Lender or to Lender under the Loan or any of the Loan Documents, including, without limitation, any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post- petition interest is allowed in any such proceeding.

“Indemnified Matters” has the meaning assigned in Section 10.4.

“Indemnitee” has the meaning assigned in Section 10.4.

“Land” means, collectively, the real property described in Exhibits A-l through A-9 attached hereto.

“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including but not limited to quality and safety standards, accreditation standards and requirements of any Governmental Authority or State Regulator having jurisdiction over the ownership, use, occupancy or operations of the Projects, each as it may be amended from time to time.

“Leases” means all leases of, subleases of and occupancy agreements affecting the Projects or any part thereof now existing or hereafter executed (including all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto.

“Legal Requirements” means, with respect to Borrower and each Project (a) all federal, state, county, municipal and other governmental statutes, laws (including all Health Care Requirements, and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions of any Governmental Authority, affecting the Projects or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Projects, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substances, and (b) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Borrower affecting the Projects.

“Lender” has the meaning assigned in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any interest, or claim thereof, in the Projects securing an obligation owed to, or a claim by, any Person other than the owner of the Projects, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Projects.

“Loan” has the meaning assigned in Section 2.1.

“Loan Commitment” means that certain commitment letter from Lender to Borrower, dated October 16, 2012, pursuant to which Lender has agreed to provide Borrower with up to $52,000,000 to finance the purchase of the Projects on the Closing Date on and subject to the terms and conditions set forth therein and the definitive documents to be entered into by Lender and Borrower in connection therewith.

“Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Mortgages, (d) the Assignment of Leases and Rents, (e) Uniform Commercial Code financing statements and fixture filings, (f) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (g) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Loan Year” means (a) for the first Loan Year, the period between the date hereof and October 31, 2013, and (b) each consecutive twelve month calendar period after the first Loan Year until the Maturity Date.

“Master Commercial Lease” means a Commercial Lease with respect to more than ten percent (10%) of the square footage within a Project in the aggregate to any Person and/or its Affiliates, directly or indirectly, or through one or more step transactions or tiered transactions (including subleases or sub-subleases).

“Master Lease” means that certain Master Lease and Security Agreement, dated of even date herewith, by and between Master Lessor and Master Lessee.

“Master Lessee” means Borrower, in its capacity as ground lessee under the Master Lease.

“Master Lessor” means the Subsidiaries of Lender who are the ground lessors under the Master Lease.

“Material Adverse Effect” or “material adverse effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower taken as a whole, (ii) the ability of Borrower to perform any material obligation under the Loan Documents, (iii) on the Liens secured by the Loan Documents, or (iv) the ability of Borrower to operate all or a material portion of the Projects.

“Maturity Date” means the earlier of (i) the last day of the fourth (4th) Loan Year (the “Stated Maturity Date”) and (ii) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Medicaid” means Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.

“Medicare” means Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.

“Mortgages” means, collectively, each of the fee and leasehold mortgages, deeds of trust and deeds to secure debt executed by Borrower as of the date hereof for the benefit of Lender and covering the Projects, as the same may be amended, restated, supplemented or modified from time to time.

“Non-U.S. Lender Party” means a Lender that is not a U.S. Lender Party.

“Note” means that certain Promissory Note of even date herewith executed by Borrower for the benefit of Lender in the amount of Fifty-Two Million Dollars ($52,000,000.00), as the same may be amended, restated, supplemented or modified from time to time,.

“Obligations” means the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents.

“Other Taxes” has the meaning assigned in Section 2.9(c).

“Partial Release” has the meaning assigned in Section 2.8(a).

“Partial Release Price” has the meaning assigned in Section 2.8(a)(vii).

“Partial Release Project” has the meaning assigned in Section 2.8(a).

“Patriot Act” means the USA Patriot Act of 2001, Pub.  L.  No.  107-56.

“Payment Date” has the meaning assigned in Section 2.3(a), and is the date that a regularly scheduled payment of interest is due under the Loan.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Exceptions” means the exceptions to title contained in the Title Policies insuring the liens created pursuant to the Mortgages and any other title matter to which Lender consents in writing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Primary Intended Use”  means, with respect to each Project, the licensed use(s) set forth under the heading “Project Description and Primary Intended Use” on Exhibit B attached hereto and incorporated herein by this reference with respect to such Project, such other uses necessary or incidental to such use and any change to such Primary Intended Use approved by Lender in accordance with Section 7.2.2 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof.

“Primary License” means, with respect to any Project or Person operating such Project, as the case may be, the certificate of need, permit or license to operate as a senior housing facility, and each Medicaid/Medicare/TRICARE provider agreement.

“Projects” means the Land and the senior housing facilities located on the Land, and all related facilities, amenities, fixtures, and personal property owned or leased by Borrower and any improvements now or hereafter located on the Land and described in Exhibit A, but shall exclude any Partial Release Project as and when (if at all) released from the Lien of the Loan Documents in accordance with Section 2.8.

“Prorated Interest” has the meaning assigned in Section 2.4(b).

“Register” has the meaning assigned in Section 2.10.

 “Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Restoration Threshold” means, as of any date, the lesser of (a) 10% of the replacement value of the improvements at the affected Project as of such date, and (b) $500,000.00.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” means Lender and its Related Persons.

“Security” means all of the real and personal property securing the Obligations described in the Loan Documents.

“Social Security Act” means 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.

“Subsidiaries”  means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing or entitling the holder thereof to more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership or membership interests are, as of such date, owned, controlled or held.

“Tenant” means any tenant or occupant of a Project under a Lease.

“Term” shall mean the term of the Loan.

“Transfer” has the meaning assigned in Section 24.1.2 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof.

“Treasury Regulation” means U.S. Department of Treasury regulations.

“U.S. Lender Party” means a Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Withholding Taxes” has the meaning assigned in Section 2.9.

Section 1.2 Definitions.  All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole.  The words “include” and “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.”  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable.

Section 1.3 Phrases.  When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender,” shall mean “in form and substance satisfactory to Lender in all respects”, the phrases “with Lender’s consent,” and “with Lender’s approval,” shall mean such consent or approval at Lender’s sole discretion, and the phrase “acceptable to Lender,” shall mean “acceptable to Lender at Lender’s sole discretion” unless otherwise specified in this Agreement.

Section 1.4 Incorporation by Reference

.  The following provisions of the Master Lease are incorporated herein by this reference as if such provisions were set forth herein in full (as between Lender and Borrower with respect to the Projects as if they were Lessor and Lessee, respectively, of the Leased Property demised under the Master Lease), except to the extent that they are inapplicable, inconsistent with, in conflict with, or are specifically modified by the terms of this Agreement:  Section 4.1.1 (Impositions); the first sentence of Section 4.2 (Utility Charges); Section 4.3 (Insurance Premiums); the first and third sentences of Section 6.2 (Personal Property) (provided that the phrase “parcels of the Land or in any of the Leased Improvements” in the first sentence thereof shall be deleted and replaced with “Projects”); Section 7.2 (Use of the Projects); Section 8.1 (Compliance with Legal and Insurance Requirements, Instruments, Etc.); Section 9.1 (Maintenance and Repair) (except for Section 9.1.4 thereof); Section 9.2 (Encroachments, Restrictions, Mineral Leases, Etc.), Section 9.7 (Inspections; Due Diligence Fee); Article X (relating to alterations) (assuming for purposes hereof that there are no “Pre-Existing Projects”); Section 12.1 (Permitted Contests) (except for the third and fourth sentences thereof and provided that no such contests shall be brought in Lender’s name or if such contests would have a material adverse effect on the Liens created by the Loan Documents); Article XIII (relating to insurance requirements); Section 16.10 (Leases and Residential Care Agreements); Section 21.1 (General REIT Provisions); Section 23.1 (General Indemnification (except that the word “subleases” in clause (iv) thereof shall be deleted and replaced with “Leases”); subject to Section 7.1 hereof, Section 24.1.1 (Prohibition) (except for the first parenthetical in the first sentence thereof and the last sentence thereof, and except that the reference in clause (i) to “this Lease or Lessee’s leasehold estate hereunder” shall be deleted and replaced with “the Projects or Borrower’s interest therein”), Section 24.1.2.1 (except for the last sentence thereof), the second sentence of Section 24.1.2.2, Section 24.1.2.3 and Section 24.1.2.4 (Consent); Section 24.1.3 (Release); Section 24.1.4 (Attornment and Related Matters); Section 24.1.5 (Assignment of Lessee’s Rights Against Occupant Under a Master Sublease); Section 24.1.6 (Costs); Section 24.1.7 (No Release); subject to Section 7.1 hereof; Section 24.1.9 (Transfers in Bankruptcy); Section 24.1.10 (Public Offering/Public Trading); Section 24.1.11 (Certain Other Transfers); Section 24.1.12 (Affiliate Transactions) (except that the security interest to be granted to Lender pursuant to Section 24.1.12.6 shall be consistent with the security interest granted by the Loan Documents rather than by Section 16.9 of the Master Lease); Section 25.1.2 (Statements); Section 25.1.3 (Lessee’s Submission of Certificates/Statements); Article XXXVII (relating to hazardous substances) (except for the last paragraph of Section 37.4 thereof); Section 41.1(g) (OFAC); and Section 45.17 (Confidentiality) (collectively, the “Incorporated Provisions”); provided, in each case, that for purposes of this Section 1.4 (a) the capitalized terms used in the Incorporated Provisions and not otherwise defined herein shall have the meanings assigned to such terms in the Master Lease; (b) each reference in an Incorporated Provision to another Incorporated Provision shall be deemed to be a reference to such Incorporated Provision as incorporated herein; (c) the term “Lease” as used in the Incorporated Provisions shall mean this Agreement; (d) the term “Lessor” as used in the Incorporated Provisions shall mean Lender; (e) the terms “Lessee”, “lessee” and “Lessee Parties” as used in the Incorporated Provisions shall mean Borrower; (f) the terms “Leased Property”, “Capital Additions” and “Personal Property” as used in the Incorporated Provisions shall mean the Projects; (g) the term “Facility” as used in the Incorporated Provisions shall mean an individual Project; (h) the term “Commencement Date” as used in the Incorporated Provisions shall mean the Closing Date; (i) the term “Lease Year” as used in the Incorporated Provisions shall mean Loan Year; (j) the term “Additional Charges” as used in the Incorporated Provisions shall mean amounts which (in addition to principal, interest and all other amounts due hereunder) shall be secured by the Loan Documents and payable by Borrower to Lender upon demand; (k) the term “Master Sublease” as used in the Incorporated Provisions shall mean Master Commercial Lease; (l) the term “Controlling Person” as used in the

Incorporated Provisions shall mean Borrower Controlling Person; (m) the term “Occupancy Arrangement” as used in the Incorporated Provisions shall mean Lease; (n) the term Occupant as used in the Incorporated Provisions shall mean Tenant; (o) the term “Fair Market Value” as used in the Incorporated Provisions shall mean fair market value; (p) the term “Rent” as used in the Incorporated Provisions shall mean Obligations; and (q) all references in the Incorporated Provisions to any “Facility Mortgagee” or “Collateral Agent” shall be disregarded; (r) all references in the Incorporated Provisions to “Guarantor” shall be disregarded unless and until there is a “replacement Guarantor” pursuant to a Transfer in accordance with Section 24.1 of the Master Lease as incorporated herein; and (s) there shall be no “Transfer Consideration” in connection with any Transfer.

ARTICLE 2

LOAN TERMS

Section 2.1 The Loan

.  Lender agrees to make a loan to Borrower in the amount of Fifty-Two Million Dollars ($52,000,000.00) (the “Loan”), which sum shall repaid in accordance with the terms of this Agreement and the Notes.  Borrower hereby agrees to accept the Loan, subject to and upon the terms and conditions set forth herein.

Section 2.2 Interest Rate; Late Charge

.  The outstanding principal balance of the Loan shall bear interest at the applicable Contract Rate.  Interest at the applicable Contract Rate shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding Payment Date, as the case may be, to the date of the next Payment Date or the Maturity Date (which results in more interest being paid than if computed on the basis of a 365-day year).  If Borrower fails to pay any installment of interest within five (5) Business Days after the date on which the same is due and payable Borrower shall pay to Lender a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law.  The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment.  Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment.  Borrower and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of the late charge shall not constitute a waiver of any Event of Default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender with respect to such Event of Default.  While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3 Terms of Payment

.  The Loan shall be payable as follows:

(a) Interest and Principal.

(i) Borrower shall pay to Lender, on the date hereof, a payment of interest only on the Loan for the period from the date hereof through and including November 30, 2012, at the Contract Rate.

(ii) Commencing on January 2, 2013, and continuing on the first (1st) day of each calendar month thereafter (each such date a “Payment Date”) through and including the Payment Date immediately prior to the Maturity Date, Borrower shall pay to Lender all accrued and unpaid interest due and payable on the Loan.

(b) Maturity.  On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, default interest, late charges, and any and all other amounts due under the Loan Documents with respect to the Loan.

Section 2.4 Prepayment

.

(a) Voluntary Prepayment.  The Loan may be prepaid in whole or in part, at any time and without penalty, provided Borrower provides not less than one (1) Business Days' notice to Lender of such prepayment and pay with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents.

(b) Prepayment Not Made on a Payment Date.  If for any reason the Loan or any portion thereof is prepaid on a day other than a scheduled monthly Payment Date, interest shall be prorated through the date of prepayment (the “Prorated Interest”).  On the prepayment date, Borrower shall pay to Lender the applicable principal of the Loan, Prorated Interest, and any other amounts, if any, required under this Agreement.

Section 2.5 Security; Establishment of Funds

.  The Loan shall be secured by the Mortgages creating a first lien on the Projects, the Assignment of Leases and Rents and the other Loan Documents.

Section 2.6 Application of Payments

.

(a) Waterfall.  Prior to the occurrence of an Event of Default, all payments received by Lender under the Loan Documents shall be applied, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to Lender pursuant to this Agreement or any other Loan Document, (ii) second, to pay interest then due and payable to Lender in respect of the Loan calculated at the applicable Contract Rate or Default Rate, as applicable, (iii) third, to principal payments due under the Loan owing to Lender, and (iv) fourth, to the payment of all other Obligations.  Upon the occurrence and during the continuance of an Event of Default, all payments shall be applied in such order as Lender shall determine in its sole discretion.

(b) Application of Payments Generally.  If sufficient amounts are not available to repay all outstanding Obligations then due described in any priority level set forth in this Section 2.6, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

(c) Payments and Computations.

(i) Procedure.  Borrower shall make each payment under any Loan Document not later than 4:00 p.m. (Eastern Standard or Daylight Savings time) on the day when due to Lender by wire transfer or Automated Clearing House (“ACH”) transfer (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as Lender shall have notified Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Account Name:                                               HCP, Inc.

Account Number:                                           12353-68670

Bank Name:                                                     Bank of America

Routing Number:
Wires:                                                  026 009 593

ACH:                                                    122 000 661

HCP Contact:                                                Wendi Evans

                           (562) 733-5167

Payments received by Lender after 4:00 p.m.  (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.

(d) Computations of Interests and Fees.  All computations of interest and of fees shall be made by Lender on the basis of a year of 360 days (which results in more interest being paid than if computed on the basis of a 365-day year), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  All such determinations made by Lender shall be conclusive, binding and final for all purposes, absent manifest error.

(e) Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees.

Section 2.7 Sources and Uses

.  The proceeds of the Loan are intended and will be used by Borrower for the acquisition of the Projects and for no other purposes.

Section 2.8 Partial Releases

.

(a) General Provisions.  Notwithstanding anything contained in this Agreement or any of the other Loan Documents to the contrary (including the restrictions on Transfers set forth in Section 7.1 hereof and Section 24.1.1 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof), provided that no Event of Default shall have occurred and be continuing, Borrower shall have the right to sell individual Projects, and Lender agrees to release any such Project (each, a “Partial Release Project”) from the Lien of the related Mortgage and the other Loan Documents, provided that all of the following terms and conditions are satisfied (such release herein called a “Partial Release”):

(i) Borrower shall certify in writing to Lender that no Event of Default shall have occurred and be continuing immediately after giving effect to the applicable Partial Release and the execution and delivery of all documents connected therewith.

(ii) Borrower shall provide ten (10) Business Days prior written notice to Lender of its desire to have the applicable Partial Release Project released as security for the Loan, and provide Lender with the proposed form of release of the Lien of the related Mortgage which must be reasonably satisfactory to Lender in form and substance.

(iii) Such release will not affect the priority of lien or liens on the remainder of the Security, or Lender’s rights in and to the remainder of the Security.

(iv) Borrower shall pay all reasonable expenses of Lender, including, without limitation, reasonable attorneys’ fees and expenses, recording costs and similar costs in connection with the Partial Release.

(v) [Intentionally Deleted]

(vi) Borrower shall pay to Lender the release price for the applicable Partial Release Project (the “Partial Release Price”) specified on Schedule 2.8 of this Agreement.

Upon receipt of the amounts required under Sections 2.8(a)(iv) and 2.8(a)(vi) above and satisfaction of all of the other requirements contained in this Section 2.8, in addition to releasing the applicable Project from the lien of the applicable Mortgage, Assignment of Leases and Rents and other Loan Documents specific to the Partial Release Project, Lender shall also partially-release all obligations of Borrower under all other Loan Documents as, but only to the extent, they relate to the Project being released.

Section 2.9 Withholding Taxes

.

(a) Payments Free and Clear of Withholding Taxes.  Except as otherwise provided in this Section 2.9, each payment by Borrower under any Loan Document shall be made free and clear of all present or future Impositions with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) through (v) below,  the “Withholding Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and taxes imposed in lieu of net income taxes or by capital, in each case (A) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (B) imposed as a result of Lender being organized under the laws of, or having its principal office (or its applicable lending office) located in, the jurisdiction imposing such tax (or any political subdivision thereof); (ii) taxes that are attributable to the failure by Lender to deliver the documentation required to be delivered pursuant to clause (e) below; (iii) taxes imposed by way of withholding on net or gross income, except such taxes solely to the extent arising as a result of a change in applicable Law occurring after (X) the date that Lender became a party to this Agreement, (Y) with respect to an assignment by Lender, the time such assignment became effective, except to the extent that such Person’s predecessor was entitled to receive additional amounts under clauses (b) or (d) below, or (Z) with respect to the designation of a new lending office, the effective date of such designation, except to the extent such Person was entitled to receive additional amounts under clauses (b) or (d) below immediately before it designated a new lending office; (iv) taxes imposed as a result of the willful misconduct or gross negligence of Lender; and (v) any U.S. federal withholding taxes imposed under FATCA.

(b) Gross-Up.  If any Withholding Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Withholding Taxes are made (including deductions applicable to any increases to any amount under this Section 2.9), Lender receives the amount it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Lender shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, Borrower shall deliver to Lender, at its address referred to in Section 10.1, an original or certified copy of a receipt evidencing such payment, or, if such receipt is not available, a certificate of Borrower setting forth the amount of such payment and the date on which such payment was made.

(c) Other Taxes.  In addition, Borrower agrees to pay, and authorize Lender to pay in Borrower’s name, any present and future stamp, documentary, excise or property tax, intangibles tax, charges or similar levies imposed by any applicable Legal Requirement or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case (A)  arising from the execution, delivery or registration of, or otherwise with respect to, any Loan

Document or any transaction contemplated therein, and (B) excluding any taxes imposed as a result of an assignment or designation of a new lending office (other than pursuant to clauses (g) or (h) below) (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Withholding Taxes or Other Taxes by Borrower, Borrower shall furnish to Lender, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof, or, if such receipt is not available, a certificate of Borrower setting forth the amount of such payment and the date on which such payment was made.

(d) Indemnification.  Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor, Lender for all Withholding Taxes and Other Taxes (including any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.9) paid by Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted.  A certificate of Lender claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Lender may use any reasonable averaging and attribution methods.

 Notwithstanding anything else to the contrary in this Section 2.9, Borrower shall not be under any obligation to compensate Lender under this Section 2.9 for Withholding Taxes or Other Taxes with respect to any period prior to the date that is 270 days prior to such certificate of Lender claiming compensation.

(e) Tax Forms.

(i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from, or a reduction of, United States withholding tax (including pursuant to an applicable tax treaty) shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (e) and (z) from time to time if requested by Borrower, provide Borrower with two properly completed and executed originals of each of the following, as applicable:  (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty), Form W-8IMY (claiming exemption from, or a reduction of, U.S. withholding tax because such Lender serves as an intermediary, and including proper attachments) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption), Form W-8IMY (claiming exemption from, or a reduction of, U.S. withholding tax because such Lender serves as an intermediary, and including proper attachments) or any successor form and a certificate in form and substance acceptable to Borrower that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code or (3) a “controlled foreign corporation”

described in Section 864(d)(4) of the Code or (C) any other applicable form or document prescribed by the Internal Revenue Service or other taxing authority certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from U.S. or other withholding tax or reduced rate with respect to any payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless Borrower has received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to U.S. withholding tax or are subject to such tax at a reduced rate, Borrower shall withhold amounts required to be withheld by applicable Legal Requirements from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (e) and (D) from time to time if requested by Borrower, provide Borrower with two properly completed and executed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) If a payment made to Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, Lender shall deliver to Borrower, at the time or times prescribed by law and at such time or times reasonably requested by Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that Lender has or has not complied with Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(f) Refunds.  If Lender has received a refund of (or tax credit with respect to) any Withholding Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.9, the Lender shall pay over such refund (or the benefit realized as a result of such tax credit) to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.9 with respect to the Withholding Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender (including any Withholding Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Lender, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, unless imposed as a result of the willful misconduct or gross negligence of the Lender) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This Section 2.9 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Withholding Taxes or Other Taxes which it deems in good faith to be confidential) to Borrower or any other Person.

(g) Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.9 shall use its reasonable efforts (consistent with its internal policies and Legal Requirements) to change the jurisdiction of its lending office, or to assign its rights and obligations under the Loan to another of its offices, branches or affiliates, if such a change or assignment would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not be otherwise disadvantageous to such Lender.

(h) Replacement of Lenders.  If Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.9, then Borrower may, upon notice to Lender, require Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided, that (i) Lender shall have received payment of an amount equal to the outstanding principal of the Loan (or Lender’s portion thereof, if applicable), accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (ii) such assignment will result in a reduction in payments required to be made pursuant to Section 2.9.  Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.10 Records of Administrative Agent.  Lender, acting as agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.10, shall establish and maintain at its address referred to in Section 10.1 (or at such other address as Lender may notify Borrower) (i) a record of ownership (the “Register”) in which Lender agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loans, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of Lender (and each change thereto), (B) the Loan Commitment of Lender, (C) the amount of the Loan and any assignment of Lender’s share of the Loan, (D) the amount of any principal or interest due and payable or paid and (E) any other payment received by Lender from Borrowers and its application to the Obligations.

Section 2.11 Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Loan (including any Notes evidencing such Loan) shall constitute a registered obligation, (ii) the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and (iii) no assignment thereof shall be effective until recorded therein.  This Section 2.11 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

Section 2.12 Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to Sections 2.10 and 2.11 shall, to the extent permitted by applicable Legal Requirements, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of Lender to maintain any such account shall affect the obligations of Borrower to repay the Loan in accordance with its terms.  In addition, Borrower and Lender shall treat each Person, whose name is recorded in the Register as a Lender, as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by Borrower and such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 3

INSURANCE AND CONDEMNATION

Section 3.1 Generally

.  If requested by Lender, Borrower shall deliver copies of all original policies maintained by Borrower certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.  If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 13.1.2 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, and such additional insurance shall not be canceled without prior notice to Lender.  From time to time upon Lender’s request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Projects.  The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

Section 3.2 Adjustments

.  Borrower shall give prompt written notice of any loss as a result of a Casualty or other event for which insurance has been procured pursuant to the terms hereof, to the insurance carrier and to Lender.  Borrower hereby irrevocably authorizes and empowers Lender, as attorney in fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement).  Nothing contained in this Section 3.2, however, shall require Lender to incur any expense or take any action hereunder.

Section 3.3 WARNING REGARDING RIGHT OF LENDER TO PURCHASE INSURANCE

 : If Borrower fails to provide Lender with evidence of the insurance coverages required by this Agreement, Lender may purchase such insurance at Borrower’s expense to protect the interest of Lender.  This insurance may, but need not, also protect Borrower’s interest, provided, however, if Lender receives any proceeds from such insurance, such proceeds shall be applied in accordance with Section 3.4(b) hereof.  If the Collateral becomes damaged, the coverage Lender purchases may not pay any claim Borrower make or any claim made against Borrower.  Borrower may later cancel this coverage by providing evidence that the required property coverage was purchased elsewhere.  Borrower is responsible for the cost of any insurance purchased pursuant to this provision and such cost is payable on demand; if Borrower fails to pay such cost, it may be added to the Indebtedness and bear interest at the Default Rate.  The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage.  The coverage Lender purchases may be considerably more expensive than insurance Borrower can obtain and may not satisfy any need for property damage coverage or any mandatory liability insurance imposed by applicable Laws.

Section 3.4 Use and Application of Insurance Proceeds

.

(a) Notice; Repair Obligation.  If any Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender.  Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable Law.  Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussion with insurance companies (and shall approve any final settlement) with respect to any Casualty in which the costs of completing the restoration are equal to or greater than the Restoration Threshold and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. In the event of a Casualty in which the costs of completing the restoration are less than the Restoration Threshold, Borrower may settle and adjust such claim without Lender's consent or participation.

(b) Application of Insurance Proceeds. All insurance proceeds received by either Borrower or Lender shall be applied to the costs of restoring the damaged Project or to the payment of the Loan as follows:

(i) if the cost to rebuild or repair the Casualty  is less than or equal to the Restoration Threshold, Borrower shall use, or Lender shall disburse the insurance proceeds to Borrower to be used, for the restoration of the damaged Project provided (A) no Event of Default exists, and (B) Borrower promptly commences and is diligently pursuing restoration of the damaged Project;

(ii) if the cost to rebuild or repair the Casualty exceeds the Restoration Threshold or if an Event of Default exists, Lender may elect, in its sole discretion, to apply any insurance proceeds Lender receives as a prepayment pursuant to Section 2.4, or allow all or any portion of such proceeds to be used by Borrower for the restoration of the damaged Project.

(c) Disbursement of Insurance Proceeds.  Insurance proceeds received by Lender and to be applied to restoration pursuant to the terms of this Section 3.4, will be disbursed by Lender to Borrower on a monthly basis, commencing within ten (10) Business Days following receipt by Lender of plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates all in form reasonably satisfactory to Lender, and otherwise in accordance with prudent commercial lending practices for insurance claim payment advances and construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

Section 3.5 Condemnation Awards

.  Borrower shall, within five (5) Business Days of actual receipt by Borrower of such notice, give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Project (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation.  Notwithstanding anything contained herein to the contrary, following the occurrence of a Condemnation, regardless of whether any award or compensation (an “Award”) is available or paid to Borrower, Borrower shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of substantially equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with and subject to applicable law.  With respect to any Condemnation for which the Award is reasonably anticipated to be less than or equal to the Condemnation Threshold, Borrower shall be permitted to agree, without Lender's prior consent, to any such Award and such Award shall be paid directly to Borrower.  With respect to any Condemnation for which the Award is reasonably anticipated to exceed the Condemnation Threshold, (a) to the extent permitted by applicable law, Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation; (b) without Lender’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not agree to any such Award or knowingly take any action or fail to take any action which would cause an Award to be determined; and (c) the entirety of each such Award shall be paid to Lender, except that Lender shall make available to Borrower the portion of the Award necessary and specifically identified or allocated for restoration of the applicable Project, and Lender may elect, in its sole discretion, to either apply the remainder of such Award as a prepayment pursuant to Section 2.4 or remit the same to Borrower.  Anything herein to the contrary notwithstanding, if an Event of Default exists, Lender is authorized to adjust any Award without the consent of Borrower and to collect such Award in the name of Lender and Borrower and apply the entirety thereof as a prepayment pursuant to Section 2.4.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 No Waiver

.  Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended.  No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

ARTICLE 5

LEASING MATTERS

Section 5.1 Representations, Warranties and Covenants on

Ground Lease

.  Borrower represents and warrants to Lender with respect to the Ground Lease that: (i) the Ground Lease is valid and in full force and effect; (ii) the Ground Lease (including amendments) is in writing, and there are no oral agreements with respect thereto; (iii) the copies of the Ground Lease delivered to Lender are true and complete; (iv) neither Ground Lessee nor, to Borrower’s Knowledge, the landlord under the Ground Lease, is in default under the Ground Lease; (v) Borrower has no Knowledge of any notice of termination or default with respect to the Ground Lease; (vi) Ground Lessee has not assigned or pledged its interests in the Ground Lease, except to Lender; (vii) except as set forth in the Ground Lease, the Ground Lessor does not have the right to terminate the Ground Lease prior to expiration of the stated term of the Ground Lease (unless due to casualty or condemnation of the Projects subject to the Ground Lease); and (ix) Ground Lessee has not prepaid more than one month’s rent in advance.  For so long as any interest in the Projects is held pursuant to the Ground Lease, Borrower covenants and agrees, at its sole cost and expense, to operate such Project in compliance with the terms and conditions of the Ground Lease in all material respects and to timely perform all of the obligations of Ground Lessee thereunder.

Section 5.2 Ground Lease Estoppels

.  At Lender’s request, Borrower shall use commercially reasonable efforts to obtain from Ground Lessor and furnish to Lender, a written estoppel in form and substance satisfactory to Lender, executed by Ground Lessor and confirming the term, rent, status and other provisions and matters relating to the Ground Lease.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants to Lender unless otherwise specified, as of the Closing Date and as of the date of each certificate and statement required be delivered to Lender pursuant to Section 25.1.2 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, that:

Section 6.1 Organization, Power and Authority; Formation Documents

.  Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation or existence and is in compliance in all material respects with all legal requirements applicable to doing business in the state in which the Projects are located.  Borrower is not a “foreign person” within the meaning of §l445(f)(3) of the Code.  Borrower has only one state of incorporation or organization.  All other information regarding Borrower contained in Borrower’ Certificate, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

Section 6.2 Validity of Loan Documents

.  The execution, delivery and performance by Borrower of the Loan Documents to which Borrower is a party: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any law or result in the imposition of any Lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.3 Margin Stock

.  No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.4 Forfeiture

.  There has not been committed by Borrower any act or omission affording the federal government or any state or local government the right of forfeiture as against the Projects or any part thereof or any monies paid in performance of Borrower’ obligations under any of the Loan Documents.

ARTICLE 7

COVENANTS

Section 7.1 Transfers

(i) .  Supplementing the provisions of Section 24.1.2 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, it shall be a condition to Lender’s consent to any Transfer that the proposed Tenant, assignee, manager or other transferee (a) agrees to such modifications to the Loan Documents as Lender may reasonably require and which are not materially adverse to Borrower, and (b) causes to be delivered such legal opinions and title insurance endorsements as may be reasonably requested by Lender.

Section 7.2 Taxes

.  Borrower shall prepare and file all material tax returns and reports as may be required by Legal Requirements with respect to or relating to the Projects.  Borrower shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property.

Section 7.3 Utility Service Charges

. Borrower shall pay or cause to be paid when due all electricity, power, gas, oil, water and other utility services provided to the Projects.

Section 7.4 [Intentionally Deleted].

Section 7.5 Further Assurances

.  Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents to which Borrower is a party, (b) provide, and cause each Borrower Controlling Person to provide, Lender such additional information and documentation on Borrower’s and such Borrower Controlling Person’s legal or beneficial ownership, policies, procedures, and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the Collateral for the Loan, to correct any omissions in the Loan Documents to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. From time to time upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each holder of a controlling legal interest in Borrower.

Section 7.6 Estoppel Certificates

.  Within fifteen (15) Business Days after receipt of written request therefor (which written request may be made through electronic mail), Borrower shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.

Section 7.7 Payment For Labor and Materials

.  Subject to Borrower’s right to contest in accordance with Article XII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Borrower in connection with the Projects and never permit to exist beyond the due date thereof in respect of any Project or any part thereof any Lien arising in connection with such work by Borrower, even though inferior to the Liens hereof, and in any event never permit to exist in respect of any Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Exceptions and liens for taxes not yet due and payable or that are being contested pursuant to Article XII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, provided, however, Borrower shall not be deemed in default hereunder for failure to pay any of the foregoing amounts which do not exceed $250,000.00 individually or in the aggregate, unless, in the reasonable opinion of Lender, any Project or any part thereof or interest therein may be in imminent danger of being sold, forfeited, foreclosed, terminated, canceled or lost as a result of such failure.

Section 7.8 Use and Proceeds; Revenues

.  Borrower shall use the proceeds of the Loan for proper business purposes.  No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.  Except as otherwise specifically provided in the Loan Documents, revenue and other proceeds from the Projects received by Borrower shall be applied to the Indebtedness then due and payable, expenses or other budgeted capital improvements, repairs or replacements for the Projects before distribution by Borrower to any of its shareholders.

Section 7.9 Cooperation Regarding Primary Licenses and Permits

.  Upon the request of Lender, if an Event of Default has occurred and is continuing hereunder, Borrower shall complete, execute and deliver to Lender any applications, notices, documentation, and other information necessary or desirable, in Lender’s judgment, to permit Lender or its designee (including a receiver) to obtain, maintain or renew any one or more of the Primary Licenses for the Projects and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Projects by Lender or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Primary Licenses.  To the extent permitted by applicable Laws, and solely under the circumstances described in the immediately preceding sentence, (i) Lender is hereby authorized (without the consent of Borrower) to submit any such applications, notices, documentation or other information in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Lender may deem advisable to obtain, maintain or renew any Primary Licenses, Permits or other Governmental Approvals in connection with the operation of the Projects for their current use, and Borrower agrees to cooperate with Lender in connection with the same and (ii) Borrower, upon demand by Lender, shall take any action necessary or desirable, in Lender’s sole judgment, to permit Lender or its designee (including a receiver) to use, operate and maintain the Projects for its current use.  If Borrower fails to comply with the provisions of this Section 7.9 for any reason whatsoever, Borrower hereby irrevocably appoints Lender and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Lender’s sole judgment to permit Lender or its designee to undertake Borrower’s obligations under this Section 7.9, including obtaining any Primary Licenses, Permits or Governmental Approvals then required for the operation of the Projects by Lender or its designee for their current uses.  The foregoing power of attorney is coupled with an interest and is irrevocable and Lender may exercise its rights thereunder in addition to any other remedies which Lender may have against Borrower as a result of Borrower’s breach of the obligations contained in this Section 7.9.

Section 7.10 Transactions With Affiliates

.  Without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not engage in any transaction affecting the Projects with an Affiliate of Borrower, except as expressly contemplated by this Agreement or on arms-length, market terms or on terms which are more favorable to Borrower than arms-length market terms.

Section 7.11 Representations and Warranties

.  Borrower shall cause all representations and warranties in the Loan Documents (including those incorporated herein pursuant to Section 1.4 hereof) to remain true and correct in all material respects, at all times while any portion of the Loan remains outstanding.

Section 7.12 Business and Operations

.  Borrower will continue to engage only in the businesses currently conducted by it on the date hereof.  Borrower shall at all times cause each of the Projects to be maintained in accordance with such  Project’s Primary Intended Use.

Section 7.13 Limitations on Debt, Actions

.  Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not incur, create, assume or permit to exist or remain any Debt secured by the Collateral or any part thereof or any Lien on any property or asset now or hereafter acquired by Borrower (including, without limitation, any Project or any portion thereof) other than (A) the Loan and the Liens under the Loan Documents, (B) equipment leases entered into in the ordinary course of its business that are related to the ownership and operation of the Projects, the value of which equipment covered by such leases does not exceed $50,000 on a per Project basis, (C) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership, operation, management, maintenance and/or leasing of the Projects and which shall (1) not exceed two percent (2%) of the outstanding balance of the Loan, (2) not be evidenced by a note, (3) be paid within the time period permitted under the terms of the applicable vendor’s contract (or 120 days if no period is specified), and (4) otherwise expressly be permitted under the Loan Documents, (D) with respect to each Project, Permitted Encumbrances (as defined in the applicable Mortgage) and (E) liens for taxes not yet due and payable or that are being contested pursuant to Article XII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof.

Section 7.14 REIT Representations and Covenants

.

(a) As of the date of this Agreement and at all times thereafter while any portion of the Loan remains outstanding, Borrower will hold real property (within the meaning of Treasury Regulation section 1.856-3(d)) directly that secures such Loan.

(b) [Intentionally Deleted].

(c) The fair market value of the real property (within the meaning of Treasury Regulation section 1.856-3(d)) directly held by Borrower as of the date of this Agreement, after reducing such value by any lien or other liability of Borrower, equals or exceeds the principal amount of the Loan.

(d)  (i) Rents payable under the Leases are not based in whole or in part on the income or profits of any Person; (ii) as of the date the Leases were entered into or modified, rents payable under such Leases were set at a fair market rental amount or formula, and the landlords under such Leases had a reasonable expectation that the lessees under such Leases would be able to make the payments required; (iii) except with respect to Leases for residential occupancy, no services or amenities are provided to tenants under the Leases, other than services that are both (1) customarily furnished or rendered by or on behalf of landlords in connection with the rental of real property of a similar class in the geographic areas in which the relevant property is located and (2) customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to primarily for the convenience of the tenant); and (iv) rent allocable to personal property that is leased under the Leases does not exceed fifteen percent (15%) of the total rent payable under such Leases.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default

.  Each of the following shall constitute an Event of Default hereunder and under the Loan:

(a) Payments.  Failure of Borrower to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) Business Days after the date when due (or such by other date as is expressly set forth in this Agreement or any other Loan Document), or failure of Borrower to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

(a) Impositions.  Borrower fails to comply with its obligations pursuant to Section 4.1.1 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, provided that it shall not be an Event of Default hereunder if Borrower pays the amounts then due with respect to such real estate taxes (including any penalties or late charges) within a period of ten (10) Business Days after the same becoming delinquent;

(b) Insurance.  Borrower fails to pay insurance premiums on or before the date due to ensure continued coverage under all policies required to be maintained under this Agreement.

(c) except as otherwise specifically provided for in this Section 8.1, if Borrower shall fail to observe or perform any other term, covenant or condition of this Agreement and such failure is not cured by Borrower within forty-five (45) days after notice thereof from Lender, unless such failure cannot with due diligence be cured within a period of forty-five (45) days, in which case such failure shall not be deemed to be an Event of Default if Borrower proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(d) Borrower shall:

(i) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

(ii) make an assignment for the benefit of its creditors,

(iii) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

(iv) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(e) Borrower shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Borrower, a receiver of Borrower or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Borrower under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(f) Borrower shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets (except to the extent permitted pursuant to Section 7.1 hereof and Section 24.1.1 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof);

(g) the estate or interest of Borrower in the Projects shall be levied upon or attached, in an amount in excess of Five Hundred Thousand Dollars ($500,000) with respect to any one (1) Project, in any proceeding and the same is not either (i) fully bonded over by Borrower, (ii) being contested by Borrower as permitted by Article XII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, or (ii) vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Borrower of notice thereof from Lender; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(h) any Transfer occurs without Lender’s consent in accordance with the provisions of Section 7.1 and Section 24.1.1 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof;

(i) (x) there is issued any final non-appealable (i) stop placement order against Borrower, or (ii) termination or revocation of a Project’s applicable license material to such Project’s operation for its Primary Intended Use, or any termination or revocation of any third-party provider reimbursement agreements (including, without limitation, its certification for participation in the Medicare or Medicaid reimbursement programs) that is not reinstated or replaced within twenty (20) days, or (y) there occurs any termination or revocation that is subject to appeal by Borrower, or any suspension of any such license that results in the subject Project ceasing operation for a period of more than twenty (20) days at any time;

(j) (i) any local, state or federal agency having jurisdiction over the operation of any Project removes ten percent (10%) or more of the patients or residents located in such Project, (ii) any local, state or federal agency having jurisdiction over any Project reduces the number of licensed units for such Project from that number set forth under the heading “Project Description and Primary Intended Use” on Exhibit B

attached hereto (in other than a de minimis amount not to exceed three percent (3%) in the aggregate for each Project during the Term and provided that such reductions are need or budget based and not related to any quality of care issues at the Project or any other matter reasonably within Borrower’s control), (iii) Borrower voluntarily reduces the number of licensed units for any Project from that number set forth on Exhibit B attached hereto or (iv) Borrower voluntarily removes from service (so-called “bed banking”) any licensed units for any Project;

(k) Subject to Article XII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof regarding permitted contests, Borrower fails to cure or abate any violation occurring during the Term that is claimed by any Governmental Authority, or any officer acting on behalf thereof, of any Legal Requirement pertaining to the operation of any Project, and within the time permitted by such authority for such cure or abatement and such failure to cure or abate has a Material Adverse Effect;

(l) any default and acceleration of any indebtedness of Borrower for borrowed money (other than the Loan) with an outstanding principal amount of Twenty Five Million Dollars ($25,000,000) has occurred;

(m) a default beyond any applicable notice, grace or cure period shall occur under any lease agreement or guaranty (including the Master Lease), any other loan documents or any other material agreement or instrument, now or hereafter with or in favor of Lender or any Affiliate of Lender and made by or with Borrower or any Affiliate of Borrower, which default (i) relates to a failure to pay an amount of not less than One Million Dollars ($1,000,000) or (ii) is a material nonmonetary default (including, without limitation, any default that relates to a transfer or non-competition restriction, and/or to an environmental or licensing obligation); and

(n) subject to Article XII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof, is not cured within any applicable grace or cure period therein, and with respect to any mechanic’s or materialman’s liens, such lien remains outstanding for a period in excess of thirty (30) days without being bonded off by Borrower or other arrangements made that is reasonably acceptable to Lender.

ARTICLE 9

REMEDIES

Section 9.1 Remedies - Insolvency Events

.  Upon the occurrence and during the continuance of any Event of Default described in Sections 8.1(d), (e), or (f), all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower.

Section 9.2 Remedies - Other Events

.  Except as set forth in Section 9.1 above, while any Event of Default exists, Lender may (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 9.3 Lender’s Right to Perform the Obligations

.  If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then, while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate.  If Lender shall elect to pay any sum due with reference to the Projects, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.  Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 9.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct.  All sums paid by Lender pursuant to this Section 9.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices

.  Except for those notices and requests that are expressly permitted to be sent by electronic mail, any notice or request required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 10.1).  All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:

Emeritus Corporation

3131 Elliott Ave., Ste. 500

Seattle, WA 90121

Fax No. (206) 204-6706

Attention: Mark A. Finkelstein

E-mail: mark.finkelstein@emeritus.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

Fax No. (917) 777-3000

Attention: Joseph A. Coco, Audrey L. Sokoloff, and Peter D. Serating

E-mails: joseph.coco@skadden.com, audrey.sokoloff@skadden.com, and peter.serating@skadden.com

If to Lender:

HCP, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806

Fax No. (562) 733-5200

Attention: General Counsel

E-mail: legaldept@hcpi.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax No. (212) 492-0064

Attention: Harris B. Freidus

E-mail: hfreidus@paulweiss.com

Any notice or request so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgages).  Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be.  If given by telecopy, a notice or request shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 10.1.  If given by electronic mail, a notice or request shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 10.1.  Except for telecopy and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means.  Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 10.2 Amendments and Waivers

.

(a) No amendment or waiver of any provision of any Loan Document and no consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender and Borrower.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower shall entitle Borrower to any notice or demand in the same, similar or other circumstances.  No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c) Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 10.3 Binding Effect; Assignment

.  This Agreement shall become effective when it shall have been executed by Lender and Borrower.  Thereafter, it shall be binding upon and inure to the benefit of Borrower, Lender and, to the extent provided in Section 10.4, each other Indemnitee and, in each case, their respective successors and permitted assigns.  Except as expressly provided in Section Section 7.1 and Section 24.1.1 of the Master Lease as incorporated herein pursuant to Section 1.4 hereof,  Borrower shall not have the right to assign any rights or obligations hereunder or any interest herein.

Section 10.4 Indemnities

.  Borrower agrees to indemnify, hold harmless and defend Lender and each of its Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation and excluding taxes and costs attributable to taxes for which Lender is responsible pursuant to Section 2.9 hereof) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any related transaction, or any securities filing of, or with respect to, Borrower or the Projects, (ii) any commitment letter, proposal letter or term sheet with any Person, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Legal Requirement or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrower shall have no liability under this Section 10.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, Borrower waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.  Without limiting the foregoing, “Indemnified Matters” includes all environmental Liabilities as set forth in Article XXXVII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof, whether or not, with respect to any such environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in- interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such environmental Liabilities (i) are incurred solely following foreclosure by Lender or following Lender having become the successor-in-interest to Borrower and (ii) are attributable solely to acts of such Indemnitee.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document and all representations and warranties made in any Loan Document shall (i) survive the payment in full of other Obligations and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.  Notwithstanding the foregoing, in no event shall Borrower or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Borrower and each Indemnitee each hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.5 Lender-Creditor Relationship

.  The relationship between Lender, on the one hand, and Borrower, on the other hand, is solely that of lender and creditor.  Lender has no any fiduciary relationship or duty to Borrower arising out of or in connection with, and there is no agency, tenancy, partnership or joint venture relationship between the Secured Parties and Borrower by virtue of, any Loan Document or any transaction contemplated therein.

Section 10.6 Right of Setoff

.  Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by Lender or any of its Affiliates to or for the credit or the account of Borrower against any Obligation of Borrower now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Lender agrees promptly to notify Borrower after any such setoff and application made by Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 10.6 are in addition to any other rights and remedies (including other rights of setoff) that Lender, its Affiliates, and other Secured Parties may have.

Section 10.7 Marshaling; Payments Set Aside

.  Lender shall not be under any obligation to marshal any property in favor of Borrower or any other party or against or in payment of any Obligation.  To the extent that Lender receives a payment from Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.8 Limitation on Interest

.  It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Loan would be usurious under applicable law (including the laws of the State of New York and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower).  The terms and provisions of this Section 10.8 shall control and supersede every other provision of the Loan Documents.  The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 10.9 Invalid Provisions

.  If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 10.10 Reimbursement of Expenses

(a) Any action taken by Borrower or any Borrower Controlling Person under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of Borrower or Borrower Controlling Person, and Lender shall not be required under any Loan Document to reimburse Borrower or any Borrower Controlling Person therefor except as expressly provided therein.  In addition, Borrower jointly and severally agree to pay or reimburse upon demand (a) Lender for all reasonable out-of-pocket costs and expenses actually incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to Lender or such Related Persons, fees, costs and expenses actually incurred in connection with any electronic transmissions and allocated to the Loans by Lender in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) Lender for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including, without limitation, any tax service company (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Lender for its examiners) and (c) Lender and its Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to Borrower or any Loan Document, Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 10.11 Approvals; Third Parties; Conditions

.  All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.  This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower.  All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 10.12 Lender Not in Control; No Partnership

.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents.  No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Projects in Lender.  Lender does not undertake or assume any responsibility or duty to Borrower or to any other Person with respect to the Projects or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (a) None of Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or Borrower’s stockholders, members, or partners and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or Borrower’s stockholders, members, or partners.  Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Projects in Lender, or any sharing of liabilities, losses, costs or expenses.

Section 10.13 [Intentionally Deleted]

Section 10.14 [Intentionally Deleted]

Section 10.15 Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns.

Section 10.16 Renewal, Extension or Rearrangement

.  All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 10.17 Waivers

.  No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 10.18 Cumulative Rights; Joint and Several Liability

.  Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.  If more than one person or entity has executed this Agreement as a “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.

Section 10.19 Singular and Plural

.  Words used in this Agreement, the other Loan Documents, in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 10.20 Exhibits and Schedules

.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 10.21 Titles of Articles, Sections and Subsections

.  All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 10.22 Survival

.  All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article XXXVII of the Master Lease as incorporated herein pursuant to Section 1.4 hereof), under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrower.

Section 10.23 WAIVER OF JURY TRIAL

.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

Section 10.24 Waiver of Punitive Damages

.  Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive or exemplary damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto.  Borrower represents and warrants to Lender that as of the Closing Date Borrower has no claims against Lender in connection with the Loan.

Section 10.25 Governing Law

.  The Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 10.26 Entire Agreement

.  This Agreement, the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, including, without limitation, the Loan Commitment.

Section 10.27 Counterparts

.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 10.28 Consents and Approvals

.  To the extent that Lender provides any consent or approval as provided for in this Loan Agreement, such consent shall be limited to the specific matter approved and shall NOT be construed to (a) relieve

Borrower from compliance with all of the other terms and obligations of the Loan Agreement, or (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which Lender may be a party.

Section 10.29 Effectiveness of Facsimile Documents and Signatures

.  The Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents.  Lender may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 10.30 Venue

.  EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAYBE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized.

BORROWER:

EMERITUS CORPORATION,

a Washington corporation

By: /s/ Eric Mendelsohn

Name: Eric Mendelsohn

Title: SVP Corporate Development

LENDER:

HCP, INC.,
a Maryland corporation

By: /s/ Kendall K. Young
       Name:  Kendall K. Young
       Title:    Executive Vice President

EXHIBIT A

Projects

EXHIBIT B

Primary Intended Use and Licensed Units

SCHEDULE 2.8

Partial Release Prices

Terrace at Jasper $8,580,000
Chris Ridge $16,610,000
Paradise Valley $4,290,000
Sunshine Village $5,720,000
Emerald Estates Sunwest $5,720,000
Minnetonka $6,930,000
Canterbury Court $7,150,000
Canterbury Gardens$440,000
West Park Place $1,760,000